UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  March 24, 2009

Plantronics, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	1-12696	77-0207692
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

345 Encinal Street
Santa Cruz, California 95060
(Address of Principal Executive Offices, including Zip Code)

(831) 426-5858
(Registrant's Telephone Number, including Area Code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On March 24, 2009, Plantronics, Inc. (the “Company”) entered into a Second Amended and Restated Development and Manufacturing Agreement (the “Agreement”) with GoerTek, Inc. (“GoerTek”). Under the Agreement, the Company has given GoerTek the exclusive right to manufacture all of its current and future Bluetooth products for a one year period and the right to purchase certain manufacturing equipment from the Company’s manufacturing facility located in Suzhou, China.  After the one year exclusivity period terminates, GoerTek will become the primary supplier to the Company for a two year period.  In addition, GoerTek has the right to hire certain of the Company’s employees who are located in China.  The Agreement contains standard representations, warranties, indemnities and other provisions that are normal and customary for agreements of its kind.

Item 2.05 Costs Associated with Exit or Disposal Activities

On March 24, 2009, the Company committed to a plan to close its manufacturing plant located in Suzhou, China resulting in the elimination of approximately 670 positions, primarily in China.  The Company will now outsource production of its BlueTooth products to GoerTek, Inc. in China in an effort to respond to the current economic downturn by reducing costs, and improving  product margins and return on capital.

The plan will proceed in phases starting in the fourth quarter of fiscal 2009 and is expected to be complete by October 2009.  As a result of the plan, the Company’s expects to incur approximately $6.0 to $7.0 million in non-cash charges related to accelerated depreciation costs and asset impairments, $3.5 to $4.0 million in employee termination costs, and $1.5 to $2.0 million in other associated costs.

SECTION 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

The following exhibits are furnished as part of this report.

Exhibit Number	Description

99.1	Press release issued by Plantronics dated March 26, 2009 entitled “Plantronics Announces Plan to Improve Bluetooth Profitability.”

SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLANTRONICS, INC.

Date: March 30, 2009	By:	/s/ Ken Kannappan
Ken Kannappan
President and Chief Executive Officer